EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91790, No. 333-70171, No. 333-90169, and No. 333-52174) and the Registration Statements on Form S-3 (No. 333-48072, No. 333-75358 and No. 333-110898) of Cardiac Science, Inc. of our report dated March 16, 2005 relating to the financial statements, which report contains an explanatory paragraph regarding the Company's ability to continue as a going concern, financial statement schedule, management's assessment of the effectiveness of the internal control over financial reporting and the effectiveness of the internal control over financial reporting which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Orange County, California
March 16, 2005